Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 and related Prospectus of Colony Bankcorp, Inc. of our report dated March 12, 2025, relating to the consolidated financial statements of TC Bancshares, Inc., Inc. for the years ended December 31, 2024 and 2023. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ WIPFLI LLP

Atlanta, Georgia

September 24, 2025